EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to the Registration Statement (Form S-4 No. 333-159252) of 2020 ChinaCap Acquirco, Inc. (a development stage company), of our report dated March 20, 2008, relating to the balance sheet of 2020 ChinaCap Acquirco, Inc. as of December 31, 2007, and the related statements of operations, stockholders’ equity and cash flows for the period from January 1, 2007 to December 31, 2007, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/S/ GROBSTEIN, HORWATH & COMPANY LLP

Sherman Oaks, California
July 17, 2009